EXHIBIT 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES, INC. ANNOUNCES A. LARRY CHAPMAN APPOINTED TO ITS BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (August 16, 2013) – CBL & Associates Properties, Inc. (NYSE: CBL), today announced the appointment of A. Larry Chapman to its Board of Directors.

Mr. Chapman is a retired 37-year veteran of Wells Fargo. He was most recently the Head of Commercial Real Estate, and a member of the Wells Fargo Management Committee. As the Group Head of Wells Fargo's Commercial Real Estate Lending business, Mr. Chapman was responsible for the group's 75 nationally located real estate loan production offices and 1,500 full time employees. At his retirement in 2011, Mr. Chapman managed the largest bank real estate lending portfolio in the United States, which totaled approximately $60 billion.

“We are delighted to add such a well-known and highly respected leader in commercial real estate as Larry to our Board of Directors,” said Charles B. Lebovitz, chairman. “His extensive experience and deep understanding of our industry will certainly be an invaluable resource as we work to further CBL’s success.”

Mr. Chapman was elected to the Board of Directors of Realty Income, a triple net lease REIT, in February 2012, and also serves on their Audit and Compensation committees. He is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley; past governor, council member, and trustee of the Urban Land Institute; member of the National Association of Real Estate Investment Trusts; and member and past trustee of the International Council of Shopping Centers.

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A. Larry Chapman Appointed to CBL’s Board of Directors

August 16, 2013

Mr. Chapman previously served on the board of the California Science Center Museum, a position that is appointed by the Governor of California. He also spent six years on the Los Angeles Memorial Coliseum Commission, serving as President in 2002, his last year on the Commission. In 2008, Mr. Chapman received the "Spirit of Life" award from the City of Hope which is given annually to an individual in the Greater Los Angeles area for their outstanding leadership and contribution to philanthropy in Southern California. Mr. Chapman received his business degree from Texas Tech University.

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 159 properties, including 96 regional malls/open-air centers. The properties are located in 31 states and total 92.0 million square feet including 9.3 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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